UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 26, 2006

WALTER INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

4211 W. Boy Scout Boulevard, Tampa, Florida	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 871-4811

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 3.02            Unregistered Sales of Equity Securities.

Walter Industries, Inc. (the “Company”) entered into agreements effective November 26, 2006 and November 27, 2006, to induce the conversion of an aggregate $99,120,000 principal amount of its 3.75% Convertible Senior Subordinated Notes (the “Notes”) issued by the Company under its indenture dated April 20, 2004 (as amended and supplemented, the “Indenture”) between the Company and The Bank of New York Trust Company, N.A., as Trustee.  In connection with the transactions, the holders of the Notes agreed to convert their Notes into 5,553,723 shares of the common stock of the Company in accordance with the terms of the Indenture.  The number of shares issued in respect of the conversion represents the product of the principal amount of Notes converted, namely $99,120,000, and the conversion ratio specified in the Indenture, namely 56.0303 shares of common stock per $1,000 principal amount of Notes, with a rounding adjustment due to the calculation of fractional shares.  In connection with the conversion, the Company agreed to pay the holders an aggregate inducement premium of $13,031,200, as well as $638,355.41 in accrued and unpaid interest and other consideration.

The issuance of common stock is exempt from registration under the Securities Act of 1933 by virtue of Section 3(a) (9) thereof.  The Notes of the Company were exchanged for common stock of the Company with existing Noteholders, and no commission or other remuneration was paid or given directly or indirectly for any solicitation of such exchange.

Item 8.01            Other Events.

On November 29, 2006, Walter Industries, Inc. (the “Company”) announced that its Board of Directors rescinded the previously announced two-for-one stock split of the Company’s common stock after resolving civil lawsuits with CC Arbitrage, Ltd. and CNH CA Master Account, L.P., holders of the Company’s 3.75% Convertible Senior Subordinated Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INDUSTRIES, INC.

By:	/s/ Victor P. Patrick
Title:	Victor P. Patrick
Vice Chairman, General Counsel
and Secretary

Date: November 29, 2006